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Exhibit 10.1

                                                                  March 16, 1999

Dear

Tera Computer Company (the "Company") considers it essential to the best interests of its shareholders to attract the best talent and foster the continuous employment of key personnel. The Board of Directors of the Company (the "Board") recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise, may result in the departure or distraction of key personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company terminates subsequent to a "Change of Control" of the Company (as defined in Section 2(c) hereof) under the circumstances described below.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until your employment with the Company is terminated other than after a Change of Control, unless sooner terminated by written agreement of the Company and you.

2.   Definitions. As used in this Agreement:

     a. "Annual Compensation" means the total of one year of base salary, at the highest base salary rate that you were paid by the Company in the 12-month period prior to the date of your termination of employment (the "Look-Back Period"), plus 100% of the annual bonus for which you were eligible within the Look-Back Period, or such salary and bonus for the year 1999, which ever is later.


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     b.   "Beneficial Owner" shall have the meaning given in Rule 13d-3 of the
          General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     c. "Change of Control" of the Company means and includes each and all of the following:

          (i) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets.

          (ii) The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, except pursuant to a negotiated agreement with the Company and pursuant to which such securities are purchased for the Company.

          (iii) A majority of the Board in office at the beginning of any 36 month period is replaced during the course of such 36 month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board as constituted at the beginning of such 36 month period.

          Any other provisions of this Section notwithstanding, the term "Change of Control" shall not include, if undertaken at the election of the Company, either a transaction the sole purpose of which is to change the state of the Company's incorporation, or a transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"), provided that the surviving corporation is owned directly or indirectly by the shareholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's Common Stock immediately preceding such


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          transaction; and provided further that the surviving corporation expressly assumes this Agreement.

     d. "COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     e.   "Code" means the Internal Revenue Code of 1986, as amended.

     f. "Company" means Tera Computer Company, a Washington corporation, and any successor as provided in Section 10 hereof.

     g. "Person" shall have the meaning given such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

     h. "Severance Payment" means the payment of severance compensation as provided in Section 3 of this Agreement.

3. Compensation Upon Termination of Employment Following a Change in Control. If your employment with the Company is terminated within 36 months after a Change in Control:

     a. you will be entitled to a Severance Payment in an amount computed as follows:

          (i) an amount equal to two times your Annual Compensation ("Termination Payment"); plus

          (ii) any accrued vacation calculated at the rate of your final salary, plus

          (iii) the same percentage of Company-paid health and group-term life insurance and disability benefits as were provided to you and your family under plans of the Company, as of immediately prior to the Change of Control, for 24 months following your termination.

     b. the Company agrees that in addition to the Termination Payment, all outstanding stock options previously granted to you under the Company's stock option plans prior to the Change in Control (including any options issued in substitution or assumption of such options as a result of a Change in Control), whether vested or unvested, shall immediately have their vesting accelerated upon such termination, and such


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          options shall be exercisable for the full number of shares covered thereby (including any portion not previously vested) and all such outstanding non-qualified stock options shall be exercisable at any time before the earlier of (A) the expiration date of the option or
          (B) the expiration of twelve months after such termination.

     c. any cash payment to you under Section 3(a) shall be made within 30 calendar days of your termination of employment.

     d. notwithstanding anything contained in Sections 3(a) and (b) above, the Company shall have no obligation to make any payment or offer benefits to you under this Section 3 if your employment is terminated prior to a Change in Control, or if your employment is terminated after a Change of Control, for Cause (as defined in Section 4), death, Disability (as defined in Section 5), retirement or resignation other than for Good Reason (as defined in Section 6).

     e. for purposes of COBRA, the date of a "qualifying event" for you and your covered dependents shall be the date upon which the coverage provided under Section 3(a)(ii) above terminates.

     f. Furthermore, for purposes of this Agreement, if it is determined by the Company's independent public accountants (the "Accountants") that acceleration, in whole or in part, of vesting of options pursuant to this Agreement (and similar agreements with other members of management of the Company) is the sole reason which precludes accounting for the acquisition of the Company as a pooling of interests, and it is a condition to the closing of the Change of Control transaction that the transaction be accounted for as a pooling of interests, then the Company shall not, to the extent required to permit pooling, accelerate the vesting of your options under this
          Section 3.

4. Cause. For purposes of this Agreement, "Cause" means a termination of employment resulting from a good faith determination by the Board of Directors that:

     a. you have willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors or the President or willfully failed to attend to material duties or obligations of your office (other than any such failure resulting from your incapacity due to physical or mental illness), which you have failed to correct within a reasonable period following written notice to you; or

     b. there has been an act by you involving wrongful misconduct which has a demonstrably adverse impact on or material


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          damage to the Company or its subsidiaries, or which constitutes a misappropriation of the assets of the Company; or

     c. you have engaged in an unauthorized disclosure of confidential information; or

     d. you, while employed by the Company, have performed services for another company or person which competes with the Company, without the prior written approval of the President of the Company; or

     e.   you have materially breached your obligations hereunder.

5. Disability. For purposes of this agreement, "Disability" means that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of six consecutive months as a result of your incapability due to physical or mental illness.

6. Good Reason. The Company will be obligated to make payments and provide benefits under Section 3 if you terminate your employment for Good Reason within 36 months after a Change in Control. For purposes of the Agreement, "Good Reason" means:

     a.   a reduction in salary or benefits;

     b.   a material change in job responsibilities;

     c. a request to relocate, except for office relocations that would not increase your one-way commute by more than 25 miles; or

     d. the failure of the Company to obtain the assumption of the Agreement as stipulated in Section 10.

7.   Parachute Payments

     a. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of you and the Company in applying the terms of this Section 7(a), a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to you an additional amount in cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by you hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes


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          with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits you would have received as if Sections 280G and 4999 of the Code had not been enacted.

     b. Subject to the provisions of Section 7(c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by the Accountants. All fees and expenses of the Accountants shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 7(a), shall be paid by the Company to you within five (5) business days after the receipt of the Accountant's determination. Any determination by the Accountants shall be binding upon the Company and you.

     c. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. You shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which you give notice to the Company. If the Company notifies you in writing prior to the expiration of the period that it desires to contest such claim, you shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to you;

          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with


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               such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs you to pay any claim and sue for a refund, the Company shall advance the amount of the payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

     d.   In the event that the Company exhausts its remedies pursuant to
          Section 7(c) and you thereafter are required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for your benefit.

     e. If, after the receipt by you of an amount advanced by the Company pursuant to Section 7(c), you become entitled to receive any refund with respect to such claim, you shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 7(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven


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          and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


8. Disputes. If you disagree with your allotment of benefits under this Agreement, you may file a written appeal with the General Counsel of the Company. Any claim relating to this Agreement shall be subject to this appeal process. The written appeal must be filed within sixty (60) days of your termination date or breach by the Company of its obligations hereunder, whichever is later.

     The appeal must state the reasons that you believe you are entitled to different benefits under the Agreement. A representative designated by the General Counsel shall review the claim. If the claim is wholly or partially denied, the General Counsel (or the designated representative) shall provide you with a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within thirty (30) days of receiving your written appeal.

     If your appeal is denied, you shall have the right and option to elect review of such denial by either a court of competent jurisdiction or by arbitration.

9.   No Mitigation.

     a. You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company.

     b. In addition to the Termination Payment payable pursuant to Section 3 of this letter, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate.

10. Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this
     Section 10, "Company" includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which


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     otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change address shall be effective only upon receipt.

12. Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

13. Sole Agreement. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.

14. Employee's Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

15.  Funding. This Agreement shall be funded from the Company's general assets.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


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17.  Applicable Law. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of Washington.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing conforms with your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.



IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

                                Very truly yours,

                                TERA COMPUTER COMPANY


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                                James E. Rottsolk, President


ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:



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(Street Address)

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(City, State, Zip)


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